Filed Pursuant to Rule 424(b)(1)
Registration No. 333-102036

CAPSTONE TURBINE CORPORATION

3,994,817 SHARES OF COMMON STOCK

     The selling stockholder listed on page 1 of this prospectus may sell or distribute the shares through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The price may be the market price prevailing at the time of sale or a price privately negotiated.

     We will not receive any of the proceeds from the sale of the shares. However, we will pay substantially all expenses incident to their registration.

     Our common stock is quoted on the Nasdaq National Market under the symbol “CPST.” On January 8, 2003, the last reported sale price of our common stock was 0.88 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” LOCATED ON PAGE 1 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS OR DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 13, 2003

THE COMPANY
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     YOU SHOULD RELY ONLY ON INFORMATION OR REPRESENTATIONS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH ANY DIFFERENT INFORMATION.

     Our business and affairs may change following the date of this prospectus. We do not have an obligation to update the information in this prospectus after the date on the cover page.

THE COMPANY

     We were organized in 1988. All references to “Capstone,” “we” or “us” are to Capstone Turbine Corporation and include its subsidiaries, unless the context requires otherwise. Our principal executive office is located at 21211 Nordhoff Street, Chatsworth, California 91311. Our telephone number at that location is (818) 734-5300. Our Common Stock trades on the Nasdaq National Market under the symbol “CPST.”

     We develop, manufacture and market microturbine generator sets for use in stationary combined heat and power generation, resource recovery, hybrid electric vehicle and other power and heat applications in the markets for distributed power generation.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Some statements and information in this prospectus constitute “forward-looking statements” within the meaning of the federal securities laws. Our results, performance or achievements may be materially different from those expressed or implied by such forward-looking statements. We may not, nor are we obligated to except as required by law, release revisions to forward-looking statements to reflect subsequent events.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, before purchasing the shares, prospective investors should carefully consider the risk factors described as “Item 5. Other Information Business Risks” in our Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock covered by this prospectus. We will, however, pay substantially all expenses related to the registration of the common stock.

SELLING STOCKHOLDER

     The name of the selling stockholder is UT Leasing Services, Inc. and the aggregate number of shares of our common stock registered by this prospectus that UT Leasing Services, Inc. may offer and sell is 3,994,817. Nevada Bond, LLC, an affiliate of the selling stockholder, purchased such shares of our common stock on October 28, 2002, pursuant to a private placement exempt from registration under Rule 506 of the Securities Act; the shares were assigned to the selling stockholder in November 2002. In connection with the private placement, we entered into a strategic alliance to integrate, sell and service combined heat and power solutions for commercial buildings with an affiliate of UT Leasing Services, Inc., United Technologies Corporation. The strategic alliance covers North America and most of Europe.

     Because the selling stockholder may sell or distribute all or a portion of the shares of common stock at any time and from time to time after the date of this prospectus, we cannot estimate the number of shares of common stock that the selling stockholder may have upon completion of this offering. Notwithstanding, the selling stockholder has contractually agreed in the private placement agreements not to sell any of such shares of our common stock, except under certain circumstances, until July 28, 2003. The selling stockholder did not hold any shares of our common stock prior to the private placement.

PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of the securities by the selling stockholder. The selling stockholder may sell the securities from time to time directly to purchasers. Alternatively, the selling stockholder may from time to time offer the securities through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the securities for whom they may act as agent. The selling stockholder and any brokers, dealers or agents who participate in the distribution of the securities may be deemed to be “underwriters,” and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholder may be deemed to be underwriter, the selling stockholder may be subject to some statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934 (the “Exchange Act”).

     The securities offered hereby may be sold from time to time by the selling stockholder, or, to the extent permitted by pledgees, donees, transferees or other successors in interest. The securities may be disposed of from time to time in one or more transactions through any one or more of the following:

(a)	a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

(c)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(d)	an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

(e)	in transactions otherwise than in the over-the-counter market;

(f)	through the writing of put or call options on the securities;

(g)	short sales of the securities and sales to cover the short sales;

(h)	the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest therein;

(i)	the distribution of the securities by any selling stockholder to its partners, members or shareholders; and

(j)	a combination of any of the above.

     These sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

     At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

     To the best of our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling stockholder. There is no assurance that the selling stockholder will sell any or all of the securities offered by it hereunder or that the selling stockholder will not transfer, devise or gift the securities by other means not described herein.

     Under the securities laws of some states, the securities may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless the securities have been registered or qualified for sale in that state or an exemption from registration or qualification is available and complied with.

     The selling stockholder and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholder and any other person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

     The validity of the shares of our common stock offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Capstone’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy and information statements and other information with the Commission. You can inspect and copy these reports, proxy and information statements and other information concerning us at the Commission’s public reference facilities 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information about us.

     Parts of documents are incorporated by reference into this prospectus. You should read these documents in their entirety rather than relying just on the parts incorporated by reference. Some of these documents are exhibits to the Registration Statement. The Registration Statement together with its exhibits can be inspected and copied at the public reference facilities of the Commission referred to above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by us with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this prospectus:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

3.	Proxy Statement for 2002 Annual Meeting of Stockholders;

4.	Current Report on Form 8-K dated August 14, 2002; and

5.	All reports, definitive proxy statements and other documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.

     Any statement in this prospectus incorporated by reference is only incorporated to the extent that other statements in this prospectus do not modify or supersede it.

     You may request a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed in writing or by phone to:

Capstone Turbine Corporation
Investor Relations
21211 Nordhoff Street
Chatsworth, CA 91311
(818) 734-5300

     We will provide these documents and information to you without charge.